Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in this Registration Statement on Form S-3 of (i) our report dated October 20, 2011 relating to the statement of certain revenues and certain expenses of GrandMarc at Westberry Place for the year ended December 31, 2010, and (ii) our report dated October 20, 2011 relating to the statements of certain revenues and certain expenses of the University Village Towers for the years ended December, 31, 2010, 2009 and 2008, each appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Dixon Hughes Goodman LLP
Memphis, Tennessee
October 20, 2011